Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) dated May 8, 2026, pertaining to the Vistance Networks, Inc. Amended and Restated 2019 Long-Term Incentive Plan of our reports dated February 25, 2026, with respect to the consolidated financial statements of Vistance Networks, Inc. and the effectiveness of internal control over financial reporting of Vistance Networks, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

May 8, 2026